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                                                                     EXHIBIT 2.6


                                  AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT (the "Amendment") to that certain Agreement and Plan of Reorganization, dated as of March 21, 1994 (the "Agreement"), by and among Novell, Inc., a Delaware corporation ("Novell"), Novell Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Novell ("Sub"), and WordPerfect Corporation, a Utah corporation ("WordPerfect"), and for purposes of
Section 5.3 of the Agreement only, Alan C. Ashton ("Ashton"), Bruce W. Bastian ("Mr. Bastian") and Melanie L. Bastian ("Ms. Bastian"), is entered into as of the 31st day of May, 1994 by the parties to the Agreement. All capitalized terms used in this Amendment shall have the same meanings set forth for them in the Agreement, unless otherwise defined in this Amendment.

                                    RECITALS

     WHEREAS, Novell, Sub, WordPerfect, Ashton, Mr. Bastian and Ms. Bastian entered into the Agreement providing for the combination of Novell and WordPerfect (together, the "Combined Company") by means of the merger of Sub with and into WordPerfect, pursuant to which WordPerfect would become a wholly owned subsidiary of Novell; and

     WHEREAS, the parties have determined that it is in their best interests that the combination of Novell and WordPerfect be effected by a merger of WordPerfect directly into Novell;

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

     1. Merger Agreement.  The Agreement is hereby amended as set forth below:

     (a) All references in the Agreement to "Novell and Sub" shall be deemed to be references to "Novell"; all references to "each of Novell and Sub" shall be deemed references to "Novell" only; all references to "Novell or Sub" shall be deemed to be references to "Novell" only; and all other references to Sub shall be deemed deleted. Furthermore, all language indicating the separate existence of Novell and Sub, such as "as the case may be," or attribution to two separate entities, such as "respectively," shall be similarly deemed deleted along with any punctuation with respect thereto.

     (b) The first paragraph of Section 1.1 of the Agreement is amended to read in its entirety as follows:

          1.1 Merger; Effective Time. Subject to the terms and conditions of this Agreement and of the Articles of Merger attached as Exhibit 1.1 (the "Articles of Merger"), WordPerfect will be merged with and into Novell (the "Merger") in accordance with the Utah Revised Business Corporation Act (the "URBCA"). The Articles of Merger provide, among other things, the mode of effecting the Merger and the manner and basis of converting each issued and outstanding share of capital stock of WordPerfect into shares of Common Stock of Novell ("Novell Common Stock").

     (c) Section 1.3 of the Agreement is amended to read in its entirety as follows:

          1.3 Effects of the Merger. At the Effective Time, (i) the separate existence of WordPerfect shall cease and WordPerfect shall be merged with and into Novell (WordPerfect and Novell are sometimes referred to as the "Constituent Corporations" and Novell after the Merger is sometimes referred to as the "Surviving Corporation"), (ii) the Articles of Incorporation of Novell shall be the Articles of Incorporation of the Surviving Corporation, (iii) the Bylaws of Novell shall be the Bylaws of the Surviving Corporation and (iv) the directors of Novell shall be the directors of the Surviving Corporation, (v) the officers of Novell shall be the officers of the Surviving Corporation, and (vi) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law, this Agreement and the Articles of Merger.

     (d) Section 2.1(a) of the Agreement is deleted in its entirety.
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     (e) Section 2.2(a) of the Agreement is amended to read in its entirety as follows:

          (a) Exchange Agent. Novell shall act as exchange agent (the "Exchange Agent") in the Merger.

     (f) Sections 4.1, 4.2 and 4.3 of the Agreement are amended to read in their entirety as follows:

          4.1 Organization; Standing and Power. Novell is a corporation validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Novell has delivered to WordPerfect complete and correct copies of the Certificate of Incorporation and Bylaws of Novell as amended to the date hereof.

          4.2 Capital Structure. As of the date hereof the authorized capital stock of Novell consists of 400,000,000 shares of Novell Common Stock, $.10 par value and 500,000 shares of Novell Preferred Stock, $.10 par value. At the close of business on January 29, 1994, 309,021,297 shares of Novell Common Stock were outstanding, 27,978,621 shares of Novell Common Stock were reserved for issuance upon the exercise of outstanding stock options ("Novell Options"), no shares of Novell Common Stock were held by Novell in its treasury, and no shares of Novell Preferred Stock were outstanding. All the outstanding shares of Novell Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights except pursuant to rights issued under Novell's Stockholder Rights Plan. The shares of Novell Common Stock issuable in connection with the Merger are duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement and the Articles of Merger, will be validly issued, fully paid, nonassessable and free of preemptive rights (other than any rights which may be issued pursuant to Novell's Stockholder Rights Plan). Except for the shares listed above issuable pursuant to Novell Options, there are not any options, warrants, calls, conversion rights, commitments or agreements of any character to which Novell or any Subsidiary of Novell is a party or by which any of them may be bound obligating Novell or any Subsidiary of Novell to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Novell or of any Subsidiary of Novell or obligating Novell or any Subsidiary of Novell to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.


          4.3 Authority. Novell has all requisite corporate power and authority to enter into this Agreement and the Articles of Merger, subject to any required stockholder approval, to consummate the transactions contemplated hereby and by the Articles of Merger. The execution and delivery by Novell of this Agreement and the Articles of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Novell. This Agreement and the Articles of Merger have been duly executed and delivered by Novell and constitute valid and binding obligations of Novell enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. Subject to satisfaction of the conditions set forth in Article VI, the execution and delivery of this Agreement and the Articles of Merger and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree or ordinance applicable to Novell or any Subsidiary of Novell or their respective properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit, under (i) any provision of the Certificate of Incorporation or Bylaws of Novell or any of its Subsidiaries or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Novell or any of its Subsidiaries is a party or by which Novell or any of its Subsidiaries or their respective properties or assets may be bound or affected. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Novell in connection with the execution and delivery of this Agreement and the Articles of Merger or the consummation by Novell of the transactions contemplated hereby or thereby, except for
     (i) the filing of a premerger notification report by Novell under the HSR

     Act, (ii) the filing of the S-4

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         and such other documents with, and the obtaining of such orders from, the SEC and various state securities or "blue sky" authorities, and the making of such reports under the Exchange Act, as are required in connection with the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Utah Division of Corporations and Commercial Code and the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Novell is qualified to do business, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country which if not obtained or made would not have a Material Adverse Effect and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect.

     (g) Section 5.14 of the Agreement is amended to read in its entirety as follows:

          5.14 Indemnification. From and after the Effective Time, Novell shall (to the fullest extent permitted by applicable law) indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of WordPerfect or any of its Subsidiaries (the "Indemnified Parties") against any and all losses, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement of, or in connection with, any claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of WordPerfect or any Subsidiary of WordPerfect, whether pertaining to any matter existing or occurring at or prior to the Effective Time ("Indemnified Liabilities"). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Novell (ii) after the Effective Time, Novell shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, Novell shall use all reasonable efforts to assist in the defense of any such matter, provided that Novell shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section upon learning of any such claim, action, suit, proceeding or investigation, shall notify Novell (but the failure so to notify Novell shall not relieve it from any liability which it may have under this Section except to the extent such failure materially prejudices Novell). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a potential conflict on any issue between the positions of any two or more Indemnified Parties.

     (h) Section 6.2(i) of the Agreement is deleted in its entirety.

     2. Mutual Covenant. The parties hereto shall take all steps necessary to effectuate the intent of this Amendment, and shall use all reasonable efforts to effect such steps, including but not limited to the assignment of contracts, that may be necessary or desirable to effect the intent of this Amendment prior to the Closing.

     3. Sub No Longer a Party to the Agreement. After the date hereof, the parties acknowledge and agree that Sub is no longer a party to the Agreement, and all rights and obligations with respect to Sub contained in the Agreement shall be extinguished without in any way affecting the rights and obligations of the other parties thereto. All of the terms of the Agreement shall remain unchanged and in full force and effect. In the event of any inconsistency between the Agreement and this Amendment, this Amendment shall govern.

     4. Effectiveness. This Amendment in its entirety shall be effective upon its execution by Novell, WordPerfect, Sub, Ashton, Mr. Bastian and Ms. Bastian.

     5. Miscellaneous.

     (a) Governing Law. This Amendment shall be governed in all respects by the internal laws of the State of Delaware (without giving effect to is choice of law principles).

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     (b) Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which, together, shall constitute one and the same instrument.

     (c) Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.


     (d) Entire Agreement. The Agreement, as amended hereby, constitutes the full and entire understanding and agreement among the parties with full regard to the subjects hereof.


     (e) Titles and Subtitles. The titles and subtitles used in this Amendment are for convenience only and are not to be considered in construing or interpreting this Amendment.

     IN WITNESS WHEREOF, Novell, Sub and WordPerfect have caused this Amendment to be signed by their respective officers thereunto duly authorized, and Ashton, Mr. Bastian and Ms. Bastian have signed this Agreement, all as of the date first written above.

                                          NOVELL, INC.

                                          By:
                                              James R. Tolonen, Chief Financial
                                              Officer

                                          WORDPERFECT CORPORATION

                                          By:
                                              R. Duff Thompson, Executive
                                              Vice-President

                                          NOVELL ACQUISITION CORP.

                                          By:
                                              James R. Tolonen, President

                                             Alan C. Ashton

                                             Bruce W. Bastian

                                             Melanie L. Bastian

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